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                                     [LETTERHEAD]

July 25, 1996

Board of Directors
Greenland Corporation
San Diego, California

RE: Consent to Use Our Audited Financial Statements as an Exhibit to
    S8 Registration Statement

    This letter serves as our consent to the filing of our audited financial statements of Greenland Corporation, a Nevada corporation, dated February 8, 1996 for the year ending December 31, 1995.

Very Truly Yours,

Smith & Company